As filed with the Securities and Exchange Commission on June 20, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MADRIGAL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3508648
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Four Tower Bridge

200 Barr Harbor Drive, Suite 200

West Conshohocken, Pennsylvania 19428

(Address of Principal Executive Offices, Zip Code)

MADRIGAL PHARMACEUTICALS, INC. 2025 INDUCEMENT STOCK PLAN

(Full title of the plan)

Mardi Dier

Senior Vice President and Chief Financial Officer

Madrigal Pharmaceuticals, Inc.

Four Tower Bridge

200 Barr Harbor Drive, Suite 200

West Conshohocken, Pennsylvania 19428

(Name and address of agent for service)

(267) 824-2827

(Telephone number, including area code, of agent for service)

Copies to:

Gregg Katz, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering 100,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), reserved and available for issuance under the 2025 Inducement Stock Plan (the “2025 Inducement Plan”) of Madrigal Pharmaceuticals, Inc. (the “Company”).

On June 16, 2025, the Board of Directors of the Company adopted the 2025 Inducement Plan. The 2025 Inducement Plan was adopted without stockholder approval pursuant to Nasdaq Listing Rule 5635(c)(4) and will be administered by the Compensation Committee of the Board.

The only persons eligible to receive grants of Inducement Awards (as defined below) under the Inducement Plan are individuals who satisfy the standards for inducement grants under Nasdaq Listing Rule 5635(c)(4). An “Inducement Award” means any right to receive the Company’s common stock, cash or other property granted under the Inducement Plan (including nonqualified stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards or other stock-based awards).

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the SEC, are incorporated by reference in this Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 26, 2025, including the information specifically incorporated therein by reference from our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on April 29, 2025;

(b)	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 as filed with the SEC on May 1, 2025;

(c)	Current Reports on Form 8-K, as filed with the SEC on March 11, 2025 (Item 5.02), April 17, 2025 and June 20, 2025; and

(d)	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A filed with the SEC on January 26, 2007, including any amendment thereto or report filed for the purpose of updating such description, including but not limited to the description of the Registrant’s common stock contained in Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 23, 2023.

All documents that the Registrant subsequently files under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Our restated certificate of incorporation, as amended, and restated bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of our company or is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent permitted by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Articles Ninth and Twelfth of our restated certificate of incorporation, as amended, eliminate the liability of directors and certain senior officers to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director or senior officer, except for liability:

•	of any director or officer for any breach of the director’s or officer’s duty of loyalty to us or our stockholders;

•	of any director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	of any director under Section 174 of the Delaware General Corporation Law;

•	of any director or officer for any transaction from which the director or officer derived an improper personal benefit; and

•	of any officer in any action by or in the right of the corporation.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers. In addition, we have entered into indemnification agreements with our directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits listed on the Exhibit Index immediately preceding such exhibits are filed as part of this Registration Statement, and the contents of the Exhibit Index are incorporated herein by reference.

EXHIBIT INDEX

Incorporated by Reference
Exhibit Number	Exhibit Description	Filed Herewith	Form	SEC File / Registration Number	Exhibit	Filing Date

4.1	Restated Certificate of Incorporation of the Registrant		10-K	001-33277	3.1	03/31/17
4.2	Certificate of Amendment to Restated Certificate of Incorporation of the Registrant		8-K	001-33277	3.1	06/20/23
4.3	Restated Bylaws of the Registrant		8-K	001-33277	3.1	04/14/16
5.1	Opinion of Goodwin Procter LLP	X
23.1	Consent of Goodwin Procter LLP (included in opinion of counsel filed as Exhibit 5.1)	X
23.2	Consent of PricewaterhouseCoopers LLP	X
24	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement)	X
99.1	2025 Inducement Plan	X
99.2	Form of Non-Qualified Stock Option Agreement	X
99.3	Form of Restricted Stock Unit Award Agreement (Non-Section 16 Officers)	X
99.4	Form of Restricted Stock Unit Award Agreement (Section 16 Officers)	X
99.5	Form of Performance-Based Restricted Stock Unit Award Agreement	X
107	Filing Fee table	X

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in West Conshohocken, Pennsylvania, on June 20, 2025.

MADRIGAL PHARMACEUTICALS, INC.

By:	/s/ William J. Sibold
William J. Sibold
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William J. Sibold and Mardi Dier, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement of Madrigal Pharmaceuticals, Inc. and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ William J. Sibold William J. Sibold	President and Chief Executive Officer and Director (Principal Executive Officer)	June 20, 2025

/s/ Mardi C. Dier Mardi C. Dier	Chief Financial Officer (Principal Financial and Accounting Officer)	June 20, 2025

/s/ Julian C. Baker Julian C. Baker	Chairman of the Board	June 20, 2025

/s/ Kenneth M. Bate Kenneth M. Bate	Director	June 20, 2025

/s/ Raymond Cheong, M.D., Ph.D. Raymond Cheong, M.D., Ph.D.	Director	June 20, 2025

/s/ Fred B. Craves, Ph.D. Fred B. Craves, Ph.D.	Director	June 20, 2025

/s/ James M. Daly James M. Daly	Director	June 20, 2025

/s/ Paul A. Friedman, M.D. Paul A. Friedman, M.D.	Director	June 20, 2025

/s/ Jacqualyn A. Fouse, Ph.D. Jacqualyn A. Fouse, Ph.D.	Director	June 20, 2025

/s/ Richard S. Levy, M.D. Richard S. Levy, M.D.	Director	June 20, 2025

/s/ Rebecca Taub, M.D. Rebecca Taub, M.D.	Senior Scientific and Medical Advisor and Director	June 20, 2025